Exhibit 10.16

December 28, 2020

Corinne Le Goff, Pharm. D., MBA
[***]
[***]

Re: Offer of Employment by ModernaTX, Inc.

Dear Corinne,

ModernaTX, Inc. (together with its affiliates, the "Company") is pleased to confirm, contingent on receiving appropriate references and the successful completion of a background check/drug screen, its offer to employ you as Chief Commercial Officer, reporting to the Chief Executive Officer. Your effective date of hire will be on or before January 19, 2021 (the "Start Date"), and you will perform services for the Company as a regular, full-time employee. The initial terms of your employment, should you accept this offer, are set forth below.

This a full-time, exempt level position. Your base salary will be at the rate of $625,000.00 (USD) per year. All wages will be paid in accordance with the Company's normal biweekly pay schedule for salaried employees, and is subject to change by the Company. Your base salary will be subject to periodic review and adjustment at the Company's discretion.
In addition to the foregoing, upon your commencement of employment with the Company, you will be paid a one-time signing bonus of $300,000.00 less applicable taxes (the "Signing Bonus"). You acknowledge and agree that you will repay the Signing Bonus to the Company within 10 days of your last day of employment if you voluntarily terminate your employment with the Company or your employment is terminated for cause (as determined by the Company) during the first 24 months of your employment. That amount may be collected by the Company, either directly or indirectly, from any (i) payment of any kind due to you from the Company or any affiliate thereof including, without limitation, accrued wages, vacation, final wages, and expense reimbursements to the fullest extent permitted by applicable law; and/or (ii) the forfeiture or cancellation of any equity interest owned by you in the Company or any subsidiary or affiliate thereof, whether now existing or hereafter formed, and regardless of the form such equity interest (e.g., common units, incentive units (also referred to as profits interests), options to acquire common units or otherwise).

You will be eligible to earn an annual performance bonus. The Company will initially target the bonus at up to 75% of your annual salary rate (pro-rated based on your Start Date, provided that your Start Date is on or before the first Monday of October of the applicable calendar year). If your Start Date is after the first Monday of October, you will not be eligible for a bonus for the calendar year in which you were hired. The actual bonus percentage is discretionary and will be subject to the Company's assessment of your performance, as well as business conditions at the Company. The bonus also will be subject to approval by and adjustment at the discretion of the Company and the terms of any applicable bonus plan. The bonus, if any, will be paid no later than March 15 of the calendar year following the calendar year to which such bonus relates. You must be employed on the date a bonus is paid to receive that bonus.

Subject to the commencement of your employment with the Company, the Company will recommend to the Board of Directors (the "Board") of the Company's parent entity (“Parent''), that you be eligible to participate in Moderna's equity incentive program and be granted, at such time as the Board so determines, an equity award equivalent to a total value of $8,000,000.00 as of the grant date (such equity award is referred to as the "New Hire Equity Award"). Subject to the Board's approval of the New Hire

Equity Award, the New Hire Equity Award will vest according to the following schedule: 25% of the New Hire Equity Award will vest on the first anniversary of the date of grant, and the remaining 75% of the New Hire Equity Award will vest in equal calendar quarterly installments over the next three (3) years, provided that, in each case, you continue to provide continuous services to the Company as of each such vesting date. The New Hire Equity Award is subject to our "Your Equity Selection" (YES) program. You may choose to have your award delivered to you in one of the following mixes of Non-Qualified Stock Options and/or Restricted Stock Units:

•100% of the value delivered in the form of Non-Qualified Stock Options.
•75% of the value delivered in the form of Non-Qualified Stock Options and 25% in value delivered in the form of Restricted Stock Units. This is the default choice if no selection is made.
•50% of the value delivered in the form of Non-Qualified Stock Options and 50% in value delivered in the form of Restricted Stock Units.
You will receive an email from the Compensation Team at the Company to register your selection prior to your grant date. In the event of a stock split, stock consolidation or similar event prior to the grant of the New Hire Equity Award, the number of shares subject thereto shall be adjusted proportionately. The grant price of the New Hire Equity Award will be equal to the closing price on the day of grant. The grant of the New Hire Equity Award will be conditioned upon, among other things, your execution of all necessary documentation relating to the New Hire Equity Award as determined by the Company (all such documentation is collectively referred to as the "New Hire Equity Award Documentation"). The New Hire Equity Award will be subject to the terms and conditions set forth in the New Hire Equity Award Documentation.

Further, subject to the Board's approval, and provided your start date is on or before the first Monday of October of the applicable calendar year, you will be eligible to receive an annual equity award related to your performance for the eligible performance period (the "Annual Equity Award"). Annual Equity Awards typically will be issued in the first quarter of the year following the performance period. Your annual grants will be based on a combination of market data and performance. You will receive an annual grant that will be a mix of stock options, RSU's, and potentially PSU's subject to the current executive pay policies in place. The current range is between $2M-$4M. Your first Annual Equity Award, if any, will be pro-rated based upon your start date. Targets may be modified up or down based on your individual performance. Annual equity guidelines are subject to change and may be updated based on market conditions.

You may be required to relocate to the Greater Boston area, as applicable, by December 31, 2021, or as mutually agreed upon by both parties. The Company will pay reasonable costs associated with your relocation (the "Relocation Expenses") in accordance with the Employee Relocation Guidelines that are in effect at the time of the initiation of your relocation case. The Company will determine in its reasonable judgment what portion, if any, of your Relocation Expenses are for nondeductible expenses in accordance with applicable law and will comply with associated withholding and tax reporting obligations. You acknowledge and agree that you will repay the Relocation Expenses to the Company within 10 days of your last day of employment if you voluntarily terminate your employment with the Company or your employment is terminated for cause (as determined by the Company) within 24 months of the initiation of your relocation case. That amount may be collected by the Company, either directly or indirectly, from any (i) payment of any kind due to you from the Company or any affiliate thereof including, without limitation, accrued wages, vacation, final wages, and expense reimbursements to the fullest extent permitted by applicable law; and/or (ii) the forfeiture or cancellation of any equity interest owned by you in the Company or any subsidiary or affiliate thereof, whether now existing or hereafter formed, and regardless of the form such equity interest (e.g., common units, incentive units (also referred to as profits interests), options to acquire common units or otherwise).

In addition to your compensation, you may take advantage of various benefits offered by the Company from time to time, subject to any eligibility requirements. Currently the Company provides group medical and dental insurance, short term disability coverage, group life insurance and a 401(k)

plan. These benefits, of course, may be modified, changed or eliminated from time to time at the sole discretion of the Company, and the provision of such benefits to you in no way changes or impacts your status as an at-will employee. Where a particular benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document. Should you ever have any questions about Company benefits, you should ask for a copy of the applicable plan document. You will also be eligible for vacation pursuant to the Company's policies in effect from time to time.

All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

You acknowledge and agree that employment with the Company is "at will." You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason without prior notice and without additional compensation to you. Similarly, this offer letter sets forth the initial terms and conditions of your employment, which are subject to change at any time at the Company's discretion. Although your job duties, title, reporting structure, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at-will" nature of your employment may only be changed by a written agreement signed by you and the Chief Executive Officer, which expressly states the intention to modify the at-will nature of your employment.

You are being hired as a Massachusetts employee and you must live and work in Massachusetts as a material condition of your employment. However, due to factors that affect your ability to relocate immediately, including the COVID-19 pandemic, you will be permitted to commence employment by working remotely from your home in California until your full relocation to Cambridge, Massachusetts by August 1, 2021. You will be taxed in your home state until you relocate. It is understood that the Company may change your normal place of work according to the Company's future needs.

As a condition of the commencement of your employment, you are required to enter into an Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement (the "Restrictive Covenants Agreement", a copy of which is enclosed with this offer letter. This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition agreement or any other similar type of restriction that may affect your ability to devote full time and attention to your work at the Company. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible. You further represent that you have not used and will not use or disclose any trade secret or other proprietary right of any previous employer or any other party.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will receive a Form 1-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

This offer letter and the enclosed Restrictive Covenants Agreement constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.

Please indicate your acceptance of this offer by signing and dating this offer letter and the enclosed Restrictive Covenants Agreement (PDF by email) and returning it by January 1, 2021.

Corinne, we look forward to your joining the Company and are pleased that you will be working with us to build a transformative company for patients.

Very truly yours,

ModernaTX, Inc.

By: April Eldred

Title: Vice President, Talent Acquisition

/s/ April Eldred

Accepted and Agreed:

Corinne Le Goff, Pharm. D, MBA

/s/ Corinne Le Goff

12/29/2020
Date